RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

BSV II, INC.

________________________
(Under Sections 7-102-102, 7-110-106 and 7-110-107 of the Colorado Revised Statutes (C.R.S.))

BSV II, Inc. (the "Corporation"), does hereby certify:

FIRST

The name of the Corporation is BSV II, Inc.

SECOND

The Articles of Incorporation were filed with the Department of State on September 22, 2004 pursuant to Sections 7-90-301 and 70102-102 of the Colorado Revised Statutes (C.R.S.).

THIRD

The members and the Board of Directors of the Corporation have declared it necessary and advisable that the  Articles of Incorporation of the Corporation be amended to effect certain changes consistent with the requirements of the Colorado Revised Statutes of the State of Colorado. To effect such amendment, the Articles of Incorporation are amended as follows:

Paragraph Twelve (12) of the Articles of Incorporation authorizing the company to issue a maximum of 15 shares of common stock, is hereby amended to read in its entirety as follows:

a.	Authorized Capital

The aggregate number of shares that the Corporation shall have the authority to issue is 105,000,000 shares of capital stock of which eighty million (80,000,000) shares shall be designated as Class A Voting Common Stock ("Voting Common Stock") and twenty million (20,000,000) shares shall be designated as Class B Non-Voting Common Stock ("Non-Voting Common Stock" together with the “Voting Common Stock” collectively referred to as "Common Stock") and five million (5,000,000) shares of Preferred Stock.

b.	Voting and Non-Voting Common Stock

The holders of Voting Common Stock shall be entitled to one vote in respect of each share held on all matters submitted to a vote of shareholders. Except as otherwise required by law, the holders of Non-Voting Common Stock shall not be entitled to notice of, or to vote at, any meeting of the shareholders of the Corporation nor to vote upon any matter relating to the business or affairs of the Corporation.

c.

Except as any provision of law, any provision herein or elsewhere in the Certificate of Incorporation may otherwise provide, each share of Common Stock of the Corporation shall have the same rights, privileges, interest and attributes, and shall be subject to the same limitations, as every other share of the Corporation and shall entitle the holder of record of any such issued and outstanding share to receive an equal proportion of any cash dividends which may be declared, set apart or paid, an equal proportion of any distributions of the authorized but unissued shares of the Corporation and/or its treasury shares, if any, which may be made, an equal proportion of the distribution of any bonds or property of the Corporation, including the shares or bonds of other corporations, which may be made, and an equal proportion of any distributions of the net assets of the Corporation (whether stated capital or surplus) which may be made upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary; provided, that any distributions of the authorized but unissued shares of the Corporation and/or its treasury shares, if any, shall be made only in respect of shares of the same class, and, provided further, that no statement herein contained shall be deemed to limit, curtail, or divest the authority of the Board of Directors of the Corporation to make any proper distributions, including distributions of authorized but unissued shares, in relation to its treasury shares, if any.

FOURTH

Pursuant to Sections 7-102-102, 7-110-106 and 7-110-107of the C.R.S., Paragraph 13 of the original Articles of Incorporation allows for additional information to be included:

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

(1)
The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)	The Board of Directors shall have power without the assent or vote of the Stockholders:

(a)
To make, alter, amend, change, add to or repeal the ByLaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)
To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3)
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract of act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Colorado, the provisions of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

FIFTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in his/her capacity as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(3)	or any transaction from which the director derived an improper personal benefit

SIXTH

The Corporation shall, to the fullest extent permitted by the C.R.S., as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the C.R.S.. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

SEVENTH

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Colorado, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of the C.R.S. or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of the C.R.S. order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH

At a meeting held on September 10, 2007, the Board of Directors and the members of the Corporation, respectively, adopted, by resolution, the foregoing amendments to the Articles of Incorporation of the Corporation and authorized the restatement and amendment of the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be executed on its behalf by and attested by its President; thereunto duly authorized this 10th day of September 2007.

/s/ Douglas A. Dyer
Name: Douglas A. Dyer
Title:  President